EXHIBIT 99.2

ANALYSTS INTERNATIONAL
Moderator:  Mike LaVelle
July 26, 2007
9:30 a.m. CDT

Good morning.  My name is _______ and I will be your conference facilitator today.  At this time, I would like to welcome everyone to the Analysts International Second Quarter conference call.  All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad.  If you would like to withdraw your question, press the pound key.

This conference call will contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  In some cases, forward-looking statements can be identified by words such as “believe”, “expect”, “anticipate”, “plan”, “potential”, “continue”, or similar expressions.  Forward-looking statements also include the assumptions underlying any of these statements.

Such forward-looking statements include or relate to our expectations concerning quarterly and annual operating results, working capital, expected need for and uses of cash, implementation of our business plan, achieving or exceeding our business objectives ahead of plan, improvement in our gross margin and our overall performance.  These forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the statements.  For more information concerning the risks associated with our business and economic, business, competitive and/or regulatory factors affecting our business generally, refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for its most recent fiscal year, especially in the Management’s Discussion and Analysis section, its most recent Quarterly Report on Form 10-Q and its Current Reports on Form 8-K.

All forward-looking statements included in this conference call are based on information available to the Company on the date of the earnings conference call. The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this transcript to reflect events or circumstances after the date of this conference call or to update reasons why actual results would differ from those anticipated in such forward-looking statements. In addition, in this call, management will review financial measures such as EBITDA that do not conform to Generally Accepted Accounting Principles.

For a reconciliation of these measures and the Generally Accepted Accounting Principles, participants are directed to the company’s press release which is posted on its website at www.analysts.com.

Thank you.  I will now turn the conference over to Mike LaVelle, President and CEO of Analysts International.  Please go ahead, sir.

Mike LaVelle:

Good morning and welcome to the Analysts International Second Quarter Conference call. Joining me this morning is Dave Steichen, our Chief Financial Officer. Before we discuss the results, I would like to provide you with an update on the progress we are making to return the company to profitability.

Since I last spoke to you in April, we have made considerable progress in moving the company forward.  In April, I expressed our belief that the IT services market was strong and also explained how we were reorganizing the company to take advantage of this market, to regain market share, return to sustained profitability in 2008, and improve the return to our shareholders going forward.

Upon completion of our first full quarter operating under the recovery plan outlined in our 1st quarter call, I am pleased to report that we are on track to return the company to profitability on or ahead of plan and I am confident in our ability to meet the objectives of the plan.

Since April we have:

•	Improved operating results
•	Strengthened our balance sheet
•	Installed new operating management
•	Strengthened key client relationships
•	Met with all operating teams throughout the country
•	Secured important wins
•	Strengthened our sales capabilities, and
•	Implemented daily operating and performance reporting standards

Although we still have much to do and there are always risks, we are enthusiastic about our people, our markets, and the opportunities ahead of us.

Now, I would like to briefly describe the specific actions we have taken relative to each of the areas just mentioned.

In a few minutes, Dave Steichen will cover the financial results. And when he does you will see the substantial quarter over quarter improvement in operating results, improved collections and a reduction in debt.

We have installed new management throughout the organization with an emphasis on empowering experienced operations managers who have a proven track record. We have structured the organization to match our delivery capabilities and methods, with customer needs.

At this point we do not see additional significant severance charges this year. Since completing our recovery plan in April, our use of consulting services has been minimal, primarily used on a part-time basis for monitoring progress and reporting status to myself and a committee established by the Board of Directors to monitor implementation of the plan.

The search for a new CEO continues and we are making progress. We have identified a number of excellent candidates and I hope to have this issue resolved in the near future.  In the interim, I have engaged Elmer Baldwin to assist me by leading our initiatives around development of our professional services organization. Elmer has a strong industry background and a proven track record in leading successful performance improvement initiatives in our industry. Most recently, he served as the CEO of Born Information Services where he led their restructuring and resurgence.

Throughout the quarter, I was able to visit with many of our key customers and reestablish relationships that were in need of renewed commitment.

We also conducted employee meetings across the country in Minneapolis, Raleigh, Denver, Lexington, Detroit and Dallas. It was invigorating to meet with these talented employees, to reaffirm the strength of our organization and to share their excitement and commitment to our customers and our company.

This quarter we were able to secure some important wins and pipeline some significant opportunities for the balance of the year.

In our Staffing group we signed a one year extension with our largest managed services customer and second largest staffing customer.

We are also starting to see activity on higher rate business with our largest staffing account and this looks good for the balance of the year.

We began to reduce our dependence on sub suppliers in our largest account and were able to show improvement in sub-supplier margins.

In professional services, a long-time customer, having won significant business, has given us the opportunity to fill approximately 50 new slots; we have already filled 14.  Another middle market customer will be filling 50 to 60 slots and we are one of three vendors competing for the business.

In our solutions business our pipeline is looking strong.  Our second quarter wins demonstrate our ability to beat the competition and achieve new contracts from our existing as well as new clients. Some of our significant wins in the second quarter included:

A Criminal Justice Information Systems replacement project valued at 6 million dollars - making this the eighth state to select us for CJIS design, consulting, and integration services.

Several IP Communications convergence projects using IP to deliver IP Telephony and IP Video surveillance and monitoring capabilities.

A multi-year application design and development contract to design, develop and then manage a client’s “next generation” Internet site valued at 1.5 to 2.0 million dollars annually.

A multi year application management contract valued at 1.0 million dollars.

Several technology refresh projects within our State and Local Government practice valued at over 9.0 million dollars.

Our success in the solutions business has continued into the third quarter. Just yesterday we were awarded two new healthcare contracts totaling over 9.0 million dollars.

During the quarter we implemented a Sales Development and Mentoring Program designed to broaden the reach of our experienced sales force, develop our next generation sales team and expedite expansion of our middle market presence. We are hiring and training highly motivated candidates including some experienced employees who show strong sales potential, putting them through a sales training program and deploying them to work with an experienced sales rep in the field.

We recently completed our first training session and deployed 8 new Sales Associates. Our second group of Sales Associates is scheduled for training in September.  We intend to have 15 to 20 additional sales personnel trained and in the field by the 4th quarter.  The program has a Director/Trainer who continually monitors performance.

We have also upgraded our recruiter intern program and are pleased with the results. The interns catch on quickly and are performing well.

The first phase of our recovery plan is to re-establish operating discipline, stabilize operations and improve productivity. In order to do this we are focused on managing day to day operations.  We have established operating expectations for our sales and recruiting personnel and have developed the reports to monitor performance on a daily basis. We have seen good improvement.  However, this is an area of intense focus, and I expect to see additional continued significant improvements going forward.

While our numbers do not reflect all these improvements, they are the key building blocks upon which our growth is predicated. Moreover, as I mentioned earlier, we are ahead of plan and tracking well with our short and long term goals.

We stated that we would be investing in building middle market presence in geographic regions over the next two years. That process has already begun. As this is a higher margin business, we believe that this new initiative will have meaningful bottom line impact in the ensuing quarters.

At the same time, we are not abandoning our traditional IT staffing business, and, as mentioned above, we have had several wins in this business in the last quarter. It is, to be sure, a more competitive business, but one we know well and where our reputation is firmly established.

Our Technology Solutions business continues to do well providing technology and resource solutions to mid-market IT customers. This is a part of our business that holds significant promise in terms of growth and margin.

Based on these accomplishments, I am optimistic that we can achieve or exceed the plan laid out in the first quarter call. In addition, we will stay focused on making the investments that will bring us to sustained and increasing profitability. Therefore I will reiterate my projection made in the first quarter call that we expect to return to profitability in early 2008.

As you know from the press release, we announced a share repurchase program.  Under this program we can purchase up to one million shares of our stock.  Given that we are confident in our ability to execute on the recovery plan while making necessary investments to position the company for the future, we believe the use of available liquidity to reduce our outstanding shares will benefit those shareholders who continue to own our stock.

I know that many of you will have follow up questions regarding my remarks and I will be pleased to answer them after Dave Steichen has reviewed the quarter’s performance.

Dave Steichen:

Thanks, Mike.

As announced in our press release last night, total revenue for the second quarter was $89.2 million, up 1.5% from the comparable period one year ago and up slightly from the first quarter of 2007.

From a profitability standpoint our second quarter resulted in a net loss of $(723,000) or (3) cents per share, including approximately $600,000 of charges related to employee terminations and outside consultants.  This compares to a net loss of just over $2 million, or (8) cents per share reported in the first quarter, and a net loss of $(258,000), or (1) cent per share in the comparable period last year.  For the quarter, we reportedEBITDA of $615,000.  This compares to adjusted EBITDA of $535,000 reported for the comparable period last year.

Second quarter direct services revenue, which excludes product and subsupplier revenue was $60.4 million down from $65.4 million in the comparable period last year.

During the second quarter we successfully stopped the steady decline we had been experiencing in the number of billable consultants we had deployed.   Although we finished the quarter with 35 fewer billable consultants than we started with, for the month of June, we experienced a net increase of 25 billable consultants.  For the quarter, the average number of billable staff we had deployed was 2126 compared to 2360 in the comparable period last year.  Our average bill rate increased just over 1% compared to the second quarter of 2006.

Our average gross margin on direct service revenue was 20.3% during the second quarter.  This compares to 19.5% in the comparable period last year.  This increase reflects our focus on improving gross margins across the company.  While a year over year increase of 0.8 percentage points does not represent significant progress, we are pleased with this result given that over the past year our largest clients have continued to force significant price concessions on us.  By focusing on producing higher gross margins where we can, we have been able to overcome the negative impact of these pricing pressures to raise our overall gross margins by a meaningful amount.  We believe this is a positive indicator of future margins and are optimistic the trend will continue.

Product revenue during the second quarter was extremely strong at $14.0 million, compared to $8.4 million in the comparable period last year.

While there will be variability in this revenue number from quarter to quarter based on the timing of large transactions, we believe we are very well positioned with key technology partners and expect our product revenue to remain at historically high levels the remainder of this year.  For the quarter, our average gross margin on product revenue was 8.9% compared to 13.0% in the comparable period last year.  The second quarter product revenue included a number of large transactions where the gross margin we received on the transactions was not at the levels we had seen last year.  In addition, during the second quarter, we saw a decline in the amount of rebate eligible products we sold.  Going forward, we do not expect a further decline in the overall gross margin of our product revenue, and may see some improvement for the remainder of the year, depending on the number and types of deals we are able to close.

Second quarter subsupplier revenue of $14.8 million compared to $16.1 million in the first quarter, and was up from $14.1 million in the comparable period last year.  During the second quarter, outside of our vendor management subsidiary, we saw a significant decline in our dependence on subsupplier relationships to help meet our clients’ needs.

At the end of the second quarter, excluding subsupplier consultants and nurses, total company headcount was 2,505.  Billable headcount represented 85% of that staff.

Our second quarter SG&A expense amounted to $14.5 million or 16.3% of revenue.  As mentioned, this amount included approximately $600,000 related to severance costs and amounts paid to outside consultants.  Absent these expenses, SG&A during the second quarter was $13.9 million or 15.6% of revenue.  During the comparable period of 2006, SG&A expense amounted to $14.6 million, or 16.6% of revenue.  The decline in these numbers is a result of significant cost reduction measures deployed earlier this year.  The performance improvement plan adopted by the company in April called for significant cost reductions, followed by an investment to reinvigorate our branch offices. Moving into the third and fourth quarters, we are beginning to make some of these investments, and accordingly, SG&A expenses are expected to increase slightly.

From a balance sheet perspective, our accounts receivable balance of $63.3 million at the end of the second quarter was down from $65.3 million reported at the end of the first quarter.  Days sales outstanding of 61 days compared to 63 days at the end of the first quarter, and 71 days in the comparable period last year.

We finished the quarter with $1.3 million of debt on our balance sheet.  This compares to $8.3 million at the end of the first quarter.  This decrease was primarily due to the second quarter not ending on a payday and the reduction of our DSO from 63 days to 61.

Our credit facility had total availability of $34 million at the end of the quarter against which only $1.3 million was drawn.  The level of available borrowings under this facility fluctuates as our receivables collateral base fluctuates.  We believe our unused credit facility can support the operating needs of our company.

As we continue to execute under the profit improvement plan adopted in April, we expect to continue our focus on gross margin improvement.  In addition, we intend to reinvigorate growth through increased productivity and targeted geographic investments.  As we make these changes, we continue to believe we are on track to return the company to profitability by the first quarter of 2008.

With that I’ll turn the call back over to Mike.

Mike LaVelle:

Thank you Dave, now we will open it up for questions.

That concludes the call. In closing, I’d like to thank you all for participating in the call this morning. I hope you share my enthusiasm about our future and I will keep you informed periodically.